UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[x]	Definitive Additional Materials
[ ]	Soliciting Material under §240.14a-12

FuelCell Energy, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.
[ ]	Fee paid previously with preliminary materials.
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 14, 2023, the following information is being sent via email to certain beneficial owners of FuelCell Energy, Inc.’s common stock:

FuelCell Energy Inc.’s 2023 Annual Meeting of Stockholders Adjourned Until
April 27, 2023 at 1:00 p.m., Eastern Daylight Time

April 13, 2023

Dear Stockholder:

The FuelCell Energy, Inc. Annual Meeting of Stockholders has been adjourned until April 27, 2023 at 1:00 p.m., Eastern Daylight Time, in order to solicit additional proxies and allow stockholders more time to vote. At that time, the Annual Meeting will be reconvened to vote on the proposals described in FuelCell Energy’s Definitive Proxy Statement filed with the Securities and Exchange Commission on February 17, 2023 (the “2023 Proxy Statement”).

It is very important that all stockholders have their voices heard. Please vote your shares today by following the instructions provided to vote by Internet, phone or mail.

The FuelCell Energy Board of Directors recommends that stockholders vote:

1.

FOR: The election of each of the seven director nominees named in the 2023 Proxy Statement to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified (“Proposal 1”);

2.	FOR: The ratification of the selection of KPMG LLP as FuelCell Energy’s independent registered public accounting firm for the fiscal year ending October 31, 2023 (“Proposal 2”);
3.	FOR: The approval of the amendment and restatement of the FuelCell Energy, Inc. 2018 Employee Stock Purchase Plan (“Proposal 3”);
4.	FOR: The approval of the amendment and restatement of the FuelCell Energy, Inc. Second Amended and Restated 2018 Omnibus Incentive Plan (“Proposal 4”);
5.

FOR: The approval of the amendment of the FuelCell Energy Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock of FuelCell Energy from 500,000,000 shares to 1,000,000,000 shares (“Proposal 5”);

6.

FOR: The approval, on a non-binding advisory basis, of the compensation of FuelCell Energy’s named executive officers as set forth in the “Executive Compensation” section of the 2023 Proxy Statement (“Proposal 6”); and

7.	1 YEAR: On a non-binding advisory basis, on the frequency with which future advisory votes on the compensation of FuelCell Energy’s named executive officers will be conducted (“Proposal 7”).

Of note, leading proxy advisory firm, Institutional Shareholder Services (ISS), has also recommended that stockholders vote FOR the election of each of the director nominees named in the 2023 Proxy Statement (Proposal 1), FOR Proposals 2 through 6 (as referenced above and in the 2023 Proxy Statement), and ONE YEAR with respect to Proposal 7 (as referenced above and in the 2023 Proxy Statement).

We also want to highlight some important information regarding Proposal 5 (as referenced above and in the 2023 Proxy Statement).  As of February 10, 2023, the record date for the Annual Meeting, FuelCell Energy had only 7,042,138 shares of common stock available for issuance (after taking into account the number of shares of common stock that were outstanding and the number of shares of common stock reserved for future issuance, as described in more detail in the 2023 Proxy Statement).

If Proposal 5 is approved by our stockholders, the number of authorized shares and the number of shares available for issuance by FuelCell Energy would increase by 500,000,000 shares. These newly authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, investment opportunities, raising capital for commercialization of our advanced technologies, project advancement and financing, the establishment of collaboration or other strategic agreements, capital raising transactions utilizing equity or convertible debt securities, future at the market or other offerings of common stock, stock splits, stock dividends, issuance under current or future employee stock purchase plans or employee equity plans or for other corporate purposes.

If Proposal 5 is not approved by our stockholders, it will impede FuelCell Energy’s ability to raise equity capital should the need arise.  If FuelCell Energy is not able to raise equity capital, it may cause the loss of significant business opportunities, prevent the commercialization of our advanced technologies or completion of projects and limit our ability to execute on our business plan, any of which could adversely affect our financial performance, growth and ability to continue our operations. For additional information, prior to casting your vote, please review Proposal 5 in the 2023 Proxy Statement in its entirety.

For additional information regarding each of the proposals referenced above, please review the 2023 Proxy Statement in its entirety.

Please vote your shares today by following the instructions provided to vote by Internet, phone or mail. This will only take a few minutes of your time, but will help FuelCell Energy save the cost of additional mailings and reduce environmental waste.

If you have any questions or require any assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners toll-free at 1-800-322-2885 or via email at proxy@mackenziepartners.com.

Sincerely,

Jason Few

President and Chief Executive Officer, FuelCell Energy, Inc.